Filed pursuant to Rule 424(b)(2)

Registration No. 333-86478

Prospectus Supplement dated September 22, 2003

(to Prospectus dated September 22, 2003)

Kraft Foods Inc.

$700,000,000 4% Notes due 2008

$800,000,000 5 1/4% Notes due 2013

Interest on the notes is payable semiannually on April 1 and October 1 of each year, beginning April 1, 2004. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

The 4% notes will mature on October 1, 2008  and the 5 1/4% notes will mature on October 1, 2013. We may not redeem any of the notes prior to maturity.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price		Underwriting Discount		Proceeds to Kraft (before expenses)
	Per Note	Total	Per Note	Total	Per Note	Total
4% Notes due 2008	99.572%	$697,004,000	0.600%	$4,200,000	98.972%	$692,804,000
5 1/4% Notes due 2013	99.292%	$794,336,000	0.650%	$5,200,000	98.642%	$789,136,000

Combined Total		$1,491,340,000		$9,400,000		$1,481,940,000

The public offering prices set forth above do not include accrued interest. Interest will accrue from September 25, 2003.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company, on or about September 25, 2003.

Joint Book-Runners

Credit Suisse First Boston	Deutsche Bank Securities

SG Cowen

ABN AMRO INCORPORATED

BNP PARIBAS

Dresdner Kleinwort Wasserstein

HSBC

UBS Investment Bank

Blaylock & Partners, L.P.	Doley Securities, Inc.	The Williams Capital Group, L.P.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the attached prospectus, you should rely on this prospectus supplement. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. Neither the delivery of this prospectus supplement or the attached prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in the affairs of Kraft Foods Inc. since the date of this prospectus supplement or the attached prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in the attached prospectus, may add, update or change information in the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference in the attached prospectus, is inconsistent with the attached prospectus, this prospectus supplement, or the information incorporated by reference in the attached prospectus, will apply and will supersede that information in the attached prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” in the attached prospectus, including our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, which have been filed with the SEC.

Trademarks and servicemarks in this prospectus supplement and the attached prospectus appear in bold italic type and are the property of or licensed by our subsidiaries.

Kraft Foods Inc. is a holding company incorporated in Virginia on December 7, 2000. Its two principal subsidiaries are Kraft Foods North America, Inc. and Kraft Foods International, Inc. In this prospectus supplement, we use the terms “Kraft,” “we,” “our” and “us” when we do not need to distinguish among these entities or when any distinction is clear from the context. Otherwise, we use the terms “Kraft Foods Inc.,” “Kraft Foods North America” and “Kraft Foods International.” The term “Altria Group” refers to our principal shareholder, Altria Group, Inc. The term “Nabisco” refers to Nabisco Holdings Corp. and its subsidiaries, which we acquired in December 2000. On July 29, 2001, Nabisco Holdings Corp. and its wholly-owned subsidiary, Nabisco, Inc., were merged with and into Kraft Foods North America.

SUMMARY OF THE OFFERING

Issuer	Kraft Foods Inc.

Principal Executive Offices	Three Lakes Drive, Northfield, Illinois 60093; telephone: (847) 646-2000.

Securities Offered	$700,000,000 total principal amount of 4% notes due 2008, maturing October 1, 2008.

$800,000,000 total principal amount of 5 1/4% notes due 2013, maturing October 1, 2013.

Interest Rates	The notes due 2008 will bear interest from September 25, 2003 at the rate of 4% per annum.

The notes due 2013 will bear interest from September 25, 2003 at the rate of 5 1/4% per annum.

Interest Payment Dates	April 1 and October 1 of each year, beginning on April 1, 2004.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness.

Covenants	We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:

— incur debt secured by liens; and

— engage in sale/leaseback transactions.

Redemption	The notes are not redeemable prior to maturity.

Use of Proceeds	We intend to use the net proceeds of approximately $1,481,940,000 to refinance a portion of our existing indebtedness to Altria Group.

Clearance and Settlement	The notes will be cleared through The Depository Trust Company.

Governing Law	State of New York.

THE COMPANY

General

We are the largest branded food and beverage company headquartered in the United States and the second largest in the world based on 2002 revenue. We have a superior brand portfolio created and supported through dynamic product innovation, worldclass marketing, experienced management, global scale and strategic acquisitions. Our brands are sold in more than 150 countries and, according to A.C. Nielsen, are enjoyed in over 99% of the households in the United States. Consumers of all ages around the world enjoy our brands, whether at home or away from home, across the entire spectrum of food and beverage occasions: breakfast, lunch, dinner and snacks.

In December 2000, to expand our global presence and to strengthen our position in the snacks consumer sector, we acquired Nabisco, the largest manufacturer and marketer of cookies and crackers in the world based on retail sales.

Our portfolio of brands includes:

•	Kraft — the #1 cheese brand in the world, as well as our best known brand for salad and spoonable dressings, packaged dinners, barbecue sauce and other products;

•	Nabisco — the umbrella brand for the #1 cookie and cracker business in the world;

•	Oscar Mayer — the #1 processed meats brand in the United States;

•	Post — the #3 brand of ready-to-eat cereals in the United States;

•	Maxwell House — one of the leading coffee brands in the world; and

•	Philadelphia — the #1 cream cheese brand in the world.

We conduct our global food business through two units. Kraft Foods North America operates in the United States, Canada and Mexico and accounted for $21.5 billion, or approximately 72%, of our 2002 net revenues. Kraft Foods International, which operates in 65 countries, accounted for $8.2 billion, or approximately 28%, of our 2002 net revenues.

Relationship with Altria Group

Altria Group owns 84.1% of the outstanding shares of our common stock through its ownership of 50.1% of our outstanding Class A common stock and 100% of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share. As a result, Altria Group controls 97.8% of the combined voting power of all of our outstanding common stock. For as long as Altria Group continues to own shares of common stock representing more than 50% of the combined voting power of our common stock, it will be able to direct the election of all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock.

We have agreed with Altria Group that so long as it holds more than 50% of our outstanding common stock, our board of directors will have three members designated by Altria Group and four members who are not otherwise affiliated with us or with Altria Group. Two other members of our nine-person board of directors are executive officers of Kraft.

Various legal actions, proceedings and claims relating to tobacco products are pending or may be instituted against operating subsidiaries of Altria Group that are engaged in the manufacture and sale of cigarettes and also against Altria Group. If plaintiffs were successful in holding Altria Group responsible, shares of our Class A or Class B common stock that are owned by Altria Group would be among the assets of Altria Group available to satisfy these liabilities. Because Kraft Foods Inc. and its subsidiaries are separate corporations that have not engaged in the business of manufacturing and selling cigarettes, we believe that the risk that our assets could be attached to satisfy these liabilities is remote.

USE OF PROCEEDS

We plan to use the net proceeds of the offering (before expenses), estimated to be approximately $1,481,940,000, to refinance a portion of maturing Swiss franc denominated notes payable to Altria Group in an aggregate principal amount of CHF 2.25 billion (approximately $1.7 billion), which bear interest at a rate of six-month LIBOR plus twenty-five basis points and mature in November 2003.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings available for fixed charges to fixed charges for the periods indicated:

	Six Months Ended June 30, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
Ratios of earnings available for fixed charges to fixed charges	7.6	6.2	3.2	5.8	5.6	5.7

Earnings available for fixed charges represent earnings before income taxes, minority interest and cumulative effect of accounting change(s) and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of our less than 50% owned affiliates. Fixed charges represent interest expense, amortization of debt discount and expenses, capitalized interest, plus that portion of rental expense deemed to be the equivalent of interest.

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis as of June 30, 2003. We have presented our capitalization:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance of notes offered hereby and the use of the net proceeds therefrom (before expenses) to refinance a portion of maturing indebtedness to Altria Group. See “Use of Proceeds.”

You should read the following table along with our financial statements and the accompanying notes to those statements, together with management’s discussion and analysis of financial condition and results of operations, that we have incorporated by reference in the attached prospectus, and our summary historical financial data included in this prospectus supplement.

	As of June 30, 2003
	Actual	As Adjusted
	(in millions, except share data)
Short-term borrowings, including current maturities(1)	$2,436	$2,436
Short-term obligations payable to Altria Group	2,135	653
4% Notes due 2008	—	700
5 1/4% Notes due 2013	—	800
Other long-term debt(1)	10,940	10,940

Total debt	15,511	15,529

Shareholders’ equity:
Preferred stock, no par value, 500,000,000 shares authorized; none issued and outstanding
Class A common stock, no par value, 3,000,000,000 shares authorized; 555,000,000 shares issued
Class B common stock, no par value, 2,000,000,000 shares authorized; 1,180,000,000 shares issued and outstanding
Additional paid-in capital	23,706	23,706
Earnings reinvested in the business	5,926	5,926
Accumulated other comprehensive losses (primarily currency translation adjustments)	(1,967)	(1,967)

	27,665	27,665
Less cost of repurchased stock (3,373,657 Class A common shares)	(108)	(108)

Total shareholders’ equity	27,557	27,557

Total capitalization	$43,068	$43,086

(1)	Certain short-term borrowings have been reclassified as long-term based on our ability and intention to refinance certain of these borrowings on a long-term basis. Long-term rates and maturities for such refinancings will vary depending on market conditions at the time of issuance.

SUMMARY HISTORICAL FINANCIAL DATA

The following table presents our summary historical financial data and has been derived from and should be read along with our financial statements and the accompanying notes to those statements and management’s discussion and analysis of financial condition and results of operations, that we have incorporated by reference in the attached prospectus. The financial data for the six months ended June 30, 2002 and 2003 include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our results of operations for these periods.

Prior to June 13, 2001, we were a wholly-owned subsidiary of Altria Group. On June 13, 2001, we completed an initial public offering (the “IPO”) of 280,000,000 shares of our Class A common stock at a price of $31.00 per share. The IPO proceeds, net of underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Altria Group incurred in connection with the acquisition of Nabisco. Subsequently, we repaid the balance of this note with proceeds of commercial paper borrowings.

Recently Adopted Accounting Standards

On January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result, we stopped recording the amortization of goodwill and indefinite life intangible assets as a charge to earnings as of January 1, 2002. We estimate that net earnings and diluted earnings per share would have been approximately $2.8 billion and $1.76, respectively, for the year ended December 31, 2001, had the provisions of the new standards been applied as of January 1, 2001.

	Year Ended December 31,				Six Months Ended June 30,
	2001		2002		2002		2003
	(in millions, except per share data)
Statement of Earnings Data:
Net revenues	$29,234		$29,723		$14,660		$15,200
Cost of sales	17,566		17,720		8,669		9,044

Gross profit	11,668		12,003		5,991		6,156
Marketing, administration and research costs	5,748		5,709		2,806		3,035
Integration costs and a loss on sale of a food factory	82		111		119
Separation programs			142		142
Gains on sales of businesses	(8)		(80)		(3)
Amortization of intangibles	962		7		4		5

Operating income	4,884		6,114		2,923		3,116
Interest and other debt expense, net	1,437		847		451		343

Earnings before income taxes and minority interest	3,447		5,267		2,472		2,773
Provision for income taxes	1,565		1,869		877		974

Earnings before minority interest	1,882		3,398		1,595		1,799
Minority interest in earnings, net			4		1		2

Net earnings	$1,882		$3,394		$1,594		$1,797

Per share data:
Basic earnings per share	$1.17		$1.96		$0.92		$1.04

Diluted earnings per share	$1.17		$1.96		$0.92		$1.04

Weighted average shares:
Basic	1,610		1,734		1,735		1,729
Diluted	1,610		1,736		1,738		1,729
Balance Sheet Data:
Cash and cash equivalents	$162		$215		$140		$1,506
Goodwill and other intangible assets, net	35,957		36,420		36,315		36,876
Total assets	55,798		57,100		56,549		59,881
Short-term borrowings, including current maturities	1,221	(1)	572	(1)	579	(1)	2,436	(1)
Short-term obligations payable to Altria Group	1,652		895	(1)	2,471	(1)	2,135
Long-term obligations payable to Altria Group	5,000		2,560	(1)	4,000	(1)
Other long-term debt	8,134	(1)	10,416	(1)	8,548	(1)	10,940	(1)
Total liabilities	32,320		31,268		31,710		32,324
Shareholders’ equity	23,478		25,832		24,839		27,557

(1)	Certain short-term borrowings and short-term obligations payable to Altria Group have been reclassified as long-term based on our ability and intention to refinance certain of these borrowings on a long-term basis. Long-term rates and maturities for such refinancings will vary depending on market conditions at the time of issuance.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the attached prospectus. The attached prospectus contains a detailed summary of additional provisions of the notes and of the indenture, dated as of October 17, 2001, between Kraft Foods Inc. and The Chase Manhattan Bank (now known as JPMorgan Chase Bank), as trustee, under which the notes will be issued. The following description replaces the description of the debt securities in the attached prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the attached prospectus.

Certain Terms of the 4% Notes due 2008

The notes due 2008 are a series of debt securities described in the attached prospectus, and will be senior debt securities, initially issued in the aggregate principal amount of $700,000,000, and will mature on October 1, 2008.

The notes due 2008 will bear interest at the rate of 4% per annum from September 25, 2003, payable semiannually in arrears on April 1 and October 1, of each year, commencing April 1, 2004, to the persons in whose names the notes are registered at the close of business on the preceding March 15 or September 15, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Certain Terms of the 5 1/4% Notes due 2013

The notes due 2013 are a series of debt securities described in the attached prospectus, and will be senior debt securities, initially issued in the aggregate principal amount of $800,000,000, and will mature on October 1, 2013.

The notes due 2013 will bear interest at the rate of 5 1/4% per annum from September 25, 2003, payable semiannually in arrears on April 1 and October 1, of each year, commencing April 1, 2004, to the persons in whose names the notes are registered at the close of business on the preceding March 15 or September 15, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

General

In some circumstances, we may elect to discharge our obligations on the notes through full defeasance or covenant defeasance. See “Description of Debt Securities—Defeasance” in the attached prospectus for more information about how we may do this.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the applicable notes, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the applicable series of notes.

The notes will not be entitled to any sinking fund and will not be redeemable prior to maturity.

Book-Entry Notes

The notes will be offered and sold in principal amounts of $1,000 and integral multiples of $1,000. We will issue the notes of each series in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “global notes.” Each such global note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or any successor thereto, as depositary (the “Depositary”), and registered in the name of Cede & Co. (DTC’s partnership nominee). Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the global notes through the Depositary, if they are participants in such system, or through organizations that are participants in such system.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provision of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates settlement of securities transactions among its Direct Participants, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in accounts of the Direct Participants, thereby eliminating the need for physical movement of securities certificates.

Direct Participants in DTC include securities brokers and dealers and banks. DTC is owned by members of the financial industry. Access to DTC’s book-entry system is also available to others, such as securities brokers and dealers and banks that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of the notes under DTC’s book-entry system must be made by or through Direct Participants, which will receive a credit for the notes on the records of DTC. The ownership interest of each actual purchaser of the notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in very limited circumstances as described in the attached prospectus. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

To facilitate subsequent transfers, all global notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the global notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except in very limited circumstances as described in the attached prospectus, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Direct or Indirect Participant, on the procedures of the Direct or Indirect Participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Direct Participants holding the relevant beneficial interests to give or take the action, and those Direct or any Indirect Participants would authorize beneficial owners owning through those Direct or Indirect Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payments of principal of and interest on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of the Direct Participants upon DTC’s receipt of funds and corresponding detail information from us or our agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Direct or Indirect Participants subject to any statutory or regulatory requirements as may be in effect from time to time.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the Direct or Indirect Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Notices

Notices to holders of the notes will be sent by mail or email to the registered holders.

UNDERWRITING

Subject to the terms and conditions set forth in the terms agreement dated the date of this prospectus supplement which incorporates by reference the underwriting agreement dated as of September 1, 2001, each of the underwriters named below, for whom Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. are acting as representatives, has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter below.

Underwriters	Principal Amount of 4% Notes due 2008	Principal Amount of 5 1/4% Notes due 2013
Credit Suisse First Boston LLC	$211,750,000	$242,000,000
Deutsche Bank Securities Inc.	211,750,000	242,000,000
SG Cowen Securities Corporation	84,000,000	96,000,000
ABN AMRO Incorporated	36,400,000	41,600,000
BNP Paribas Securities Corp.	36,400,000	41,600,000
Dresdner Kleinwort Wasserstein Securities LLC	36,400,000	41,600,000
HSBC Securities (USA) Inc.	36,400,000	41,600,000
UBS Securities LLC	36,400,000	41,600,000
Blaylock & Partners, L.P.	3,500,000	4,000,000
Doley Securities, Inc.	3,500,000	4,000,000
The Williams Capital Group, L.P.	3,500,000	4,000,000

Total	$700,000,000	$800,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

We have been advised by the underwriters that the underwriters propose initially to offer some of the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less concessions not in excess of 0.35% of the principal amount per note, in the case of the notes due 2008, and not in excess of 0.40% of the principal amount per note, in the case of the notes due 2013. The underwriters may allow, and these dealers may reallow, concessions not in excess of 0.25% of the principal amount per note on sales of the notes to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Kraft
Per 4% Note due 2008	0.600%
Per 5 1/4% Note due 2013	0.650%

In connection with the offering of the notes, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. or their respective affiliates may purchase and sell each series of notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilizing underwriters of a greater number of 4% notes due 2008 or 5 1/4% notes due 2013, as the case may be, than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that any of the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $567,000. The underwriters have agreed to pay certain expenses in connection with the offering.

The underwriters and their affiliates have performed certain investment banking, advisory or general financing and banking services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. Certain of the underwriters and their affiliates have in the past and may in the future act as lenders in connection with our credit facilities. These companies receive standard fees for their services.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. We can give no assurances as to the liquidity of a trading market for the notes.

PROSPECTUS

 Kraft Foods Inc.

Debt Securities and Warrants to Purchase Debt Securities

We may offer to sell up to U.S.$1,750,000,000 of our debt securities or warrants to purchase the debt securities in one or more offerings. In this prospectus, we describe generally the terms of these securities. We will describe the specific terms of the debt securities and debt warrants that we offer in a supplement to this prospectus at the time of each offering. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement that relates to that offering. You should read this prospectus and the applicable supplement carefully before you invest.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 22, 2003

ABOUT THIS PROSPECTUS	1

RISK FACTORS	1

WHERE YOU CAN FIND MORE INFORMATION	1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2

THE COMPANY	3

RATIO OF EARNINGS TO FIXED CHARGES	4

USE OF PROCEEDS	4

DESCRIPTION OF DEBT SECURITIES	4

DESCRIPTION OF DEBT WARRANTS	16

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	18

PLAN OF DISTRIBUTION	26

EXPERTS	28

LEGAL OPINIONS	28

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the debt securities and/or warrants to purchase any debt securities described in this prospectus in one or more offerings up to a total amount of U.S.$1,750,000,000, or the equivalent in foreign or composite currencies. This prospectus provides you with a general description of the debt securities and debt warrants we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to in “Where You Can Find More Information” below for information on our company and our financial statements.

Kraft Foods Inc. is a holding company incorporated in Virginia on December 7, 2000. Its two principal subsidiaries are Kraft Foods North America, Inc., which conducts our food business in the United States, Canada and Mexico, and Kraft Foods International, Inc., which conducts our food business in the rest of the world. In this prospectus, we use the terms “Kraft,” “we,” “our” and “us” when we do not need to distinguish among these entities or when any distinction is clear from the context. Otherwise, we use the terms “Kraft Foods Inc.,” “Kraft Foods North America” and “Kraft Foods International.” The term “Altria Group” refers to our principal shareholder, Altria Group, Inc. The term “Nabisco” refers to Nabisco Holdings Corp. and its subsidiaries, which we acquired in December 2000.

Kraft Foods Inc. is a legal entity separate and distinct from Kraft Foods North America, Kraft Foods International and its other direct and indirect subsidiaries. Accordingly, the right of Kraft Foods Inc. and the right of its creditors, to participate in any distribution of the assets or earnings of any subsidiary is subject to the prior claims of creditors of that subsidiary, except to the extent Kraft Foods Inc. is itself a creditor of that subsidiary. Because we are a holding company, our principal source of funds is dividends from our subsidiaries. Our principal wholly-owned subsidiaries currently are not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their common stock.

RISK FACTORS

For each series of debt securities, we will include risk factors, if appropriate, in the prospectus supplement relating to that series.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-3 (Registration No. 333-86478) under the Securities Act of 1933, as amended, with respect to the securities that we are offering by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the securities we offer in this prospectus, we refer you to the registration statement and the exhibits to the registration statement.

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may

obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, from which you can electronically access our SEC filings.

The SEC allows us to “incorporate by reference” the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede information in this prospectus.

We incorporate by reference our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

We will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Such request should be directed to:

Kraft Foods Inc.

Three Lakes Drive

Northfield, IL 60093

Attention: Office of the Corporate Secretary

Telephone: (847) 646-2805

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, the applicable prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. You can identify these forward-looking statements by the use of words like “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. We are identifying below important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement. Any such statement is qualified by reference to the following cautionary statement.

Demand for our products is subject to intense competition, changes in consumer preferences, the effects of changing prices for our raw materials and local economic and market conditions. Our results are dependent upon our continued ability to:

•	promote our brands successfully;

•	anticipate and respond to new consumer trends;

•	develop new products and markets;

•	broaden our brand portfolio in order to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels;

•	improve productivity; and

•	maintain access to credit markets.

Our results are also dependent upon our ability to consummate and successfully integrate acquisitions, including our ability to derive cost savings from the integration of Nabisco’s operations with ours. In addition, we are subject to the effects of foreign economies, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment. Our results are dependent upon our borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group. Our benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to recent publicity concerning the health implications of obesity and trans fatty acids. Developments in any of these areas could cause our results to differ materially from results that have been or may be projected.

We caution you that the above list of important factors is not exclusive, and other factors may be discussed in more detail under “Risk Factors” in the applicable prospectus supplement or in our SEC filings incorporated by reference. Any forward-looking statements are made as of the date of the document in which they appear.

THE COMPANY

We are the largest branded food and beverage company headquartered in the United States and the second largest in the world based on 2002 revenue. Before the initial public offering of our common stock in June 2001, we were a wholly-owned subsidiary of Altria Group. Immediately after the initial public offering, Altria Group owned approximately 83.9% of the outstanding shares of our capital stock through its ownership of 49.5% of our outstanding Class A common stock and 100% of our Class B common stock. Class A common stock carries one vote per share, while Class B common stock carries ten votes per share. Accordingly, immediately after the initial public offering, Altria Group owned common stock representing 97.7% of the combined voting power of our common stock. As of the date of this prospectus, Altria Group owns 84.1% of the outstanding shares of our common stock representing 97.8% of the combined voting power of our common stock.

We have a superior brand portfolio created and supported through dynamic product innovation, worldclass marketing, experienced management, global scale and strategic acquisitions. Our brands are sold in more than 150 countries and, according to A.C. Nielsen, are enjoyed in over 99% of the households in the United States.

In December 2000, to expand our global presence and to strengthen our position in the snacks consumer sector, we acquired Nabisco, the largest manufacturer and marketer of cookies and crackers in the world based on retail sales.

Our collection of brands represents one of the strongest portfolios in the food and beverage industry. Our brands enjoy consumer loyalty and trust and offer our retailer customers a strong combination of growth and profitability. Our portfolio of brands includes Kraft, Nabisco, Oscar Mayer, Post, Maxwell House and Philadelphia.

Our superior brand portfolio spans five core consumer sectors:

•	Snacks — primarily cookies, crackers, salty snacks and confectionery;

•	Beverages — primarily coffee, aseptic juice drinks and powdered beverages;

•	Cheese — primarily natural, process and cream cheeses;

•	Grocery — primarily ready-to-eat cereals, enhancers and desserts; and

•	Convenient Meals — primarily frozen pizza, packaged dinners, lunch combinations and processed meats.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings available for fixed charges to fixed charges for the periods indicated:

	Years ended December 31,
	2002	2001	2000	1999	1998
Ratios of earnings available for fixed charges to fixed charges	6.2	3.2	5.8	5.6	5.7

Earnings available for fixed charges represent earnings before income taxes, minority interest and cumulative effect of accounting change(s) and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of our less than 50% owned affiliates. Fixed charges represent interest expense, amortization of debt discount and expenses, capitalized interest, plus that portion of rental expense deemed to be the equivalent of interest.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities to refinance maturing indebtedness owed to third parties and indebtedness to Altria Group, and the balance for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture dated as of October 17, 2001 between us and The Chase Manhattan Bank (now known as JPMorgan Chase Bank), as trustee.

The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. This prospectus briefly describes the material indenture provisions. Those descriptions are qualified in all respects by reference to the actual text of the indenture. For your reference, in the summary that follows, we have included references to section numbers of the indenture so that you can more easily locate these provisions.

The material financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series. The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus. The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of debt securities being offered. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement.

Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Capitalized terms used below are defined under “Defined Terms.”

General

The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture and provides that additional debt securities may be issued up to the aggregate principal amount authorized by a board resolution. We may issue the debt securities from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium. The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering, including the particular amount, price and other terms of those debt securities. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or their manner of determination;

•	if the securities will bear interest:

•	the interest rate or rates;

•	the date or dates from which any interest will accrue;

•	the interest payment dates for the debt securities; and

•	the regular record date for any interest payable on any interest payment date;

or, in each case, their method of determination;

•	the place or places where the principal of, and any premium and interest on, the debt securities will be payable;

•	currency or units of two or more currencies in which the debt securities will be denominated and payable, if other than U.S. dollars, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit, including the Euro, other than that in which the debt securities are payable;

•	whether the amounts of payments of principal of, and any premium and interest on, the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined;

•	whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary and the global exchange agent for the global securities, whether permanent or temporary;

•	whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions;

•	if denominations other than $1,000 or any integral multiple of $1,000, the denominations in which the debt securities will be issued;

•	the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements;

•	the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid and purchased in whole or in part;

•	the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount; these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below;

•	any special tax implications of the debt securities, including whether and under what circumstances, if any, we will pay additional amounts under any debt securities held by a person who is not a United States person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts;

•	any addition to or modification or deletion of any provisions for the satisfaction and discharge of our obligations under the indenture and specific series of debt securities;

•	whether and to what extent the debt securities are subject to defeasance on terms different from those described under the heading “Defeasance”;

•	any trustees, paying agents, transfer agents, registrars, depositaries or similar agents with respect to the debt securities;

•	if the debt securities bear no interest, any dates on which lists of holders of these debt securities must be provided to the trustee;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture; and

•	any other specific terms of the debt securities.

(Section 301)

We may issue debt securities as original issue discount, or OID, debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement will contain the issue price of the securities and the rate at which and the date from which discount will accrete.

We may also issue indexed debt securities. Payments of principal of, and any premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas, all as specified in the prospectus supplement.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus. (Section 301)

Consolidation, Merger or Sale

We have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our properties and assets to any person, unless:

•	we are a continuing corporation or any successor purchaser is an entity organized under the laws of the United States or any state of the United States;

•	the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture;

•	immediately after the effective date of the transaction, no event of default has occurred and is continuing under the indenture; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.

(Section 801)

Waivers Under the Indenture

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series, may on behalf of all holders of that series:

•	waive our compliance with certain covenants of the indenture; and

(Section 1009)

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities of the series; and

•	a default under any provision of the indenture which itself cannot be modified without the consent of the holders of each affected debt security of the series.

(Section 513)

Events of Default

When we use the term “Event of Default” in the indenture with respect to a particular series of debt securities, we mean any of the following:

•	we fail to pay interest on any debt security of that series for 30 days after payment was due;

•	we fail to make payment of the principal of, or any premium on, any debt security of that series when due;

•	we fail to make any sinking fund payment when due with respect to debt securities of that series;

•	we fail to perform any other covenant or warranty in the indenture and this failure continues for 90 days after we receive written notice of it from the trustee or holders of 25% in principal amount of the outstanding debt securities of that series;

•	we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or

•	any other event of default that may be specified for the debt securities of the series or in the board resolution with respect to the debt securities of that series.

(Section 501)

The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series.

A default with respect to a single series of debt securities under the indenture will not necessarily constitute a default with respect to any other series of debt securities issued under the indenture. A default under our other indebtedness will not be a default under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 602)

If an Event of Default for any series of debt securities occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may require us upon notice in writing to us, to immediately repay the entire principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with accrued interest on the debt securities.

If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, then the portion of the principal amount that is determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (Section 502)

Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all Events of Default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. The holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

The indenture requires us to file each year with the trustee, an officer’s certificate that states that:

•	the signing officer has supervised a review of the activities and performance under the indenture; and

•	to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the indenture.

(Section 1005)

A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the indenture requires us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency. (Section 516)

Payment and Transfer

We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days that we will specify in accordance with the indenture. We will pay the principal of, and any premium on, registered debt securities only against surrender of those debt securities. Any other payments, including payment on any securities issued in bearer form, will be made as set forth in the applicable prospectus supplement. Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency, maintained for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 305)

Restrictive Covenants

The indenture includes the following restrictive covenants:

Limitations on Liens

The indenture limits the amount of liens that we or our Subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money, upon any Principal Facility or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the debt securities to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:

•	in the case of a Principal Facility, liens incurred in connection with the issuance by a state or its political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;

•	liens existing on the date of the indenture;

•	liens on property or shares of stock existing at the time we or any of our Subsidiaries acquire such property or shares of stock, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price, construction or improvement of such property incurred prior to, during, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares for the purpose of financing all or a portion of such purchase of the property or construction or improvement on it; or

•	liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the previous bullet points or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original lien.

Notwithstanding the foregoing, we and/or any of our Subsidiaries may incur liens that would otherwise be subject to the restriction described above, without securing debt securities issued under the indenture equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens and the value of Sale and Leaseback Transactions does not at the time exceed the greater of:

•	10% of our Consolidated Net Tangible Assets; or

•	10% of our Consolidated Capitalization.

At June 30, 2003, our Consolidated Net Tangible Assets were $12.8 billion and our Consolidated Capitalization was $44.2 billion.

(Section 1007)

Sale and Leaseback Transactions

A Sale and Leaseback Transaction of any Principal Facility is prohibited, unless within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale or the fair value of the property (“value”) is applied to the retirement of long-term non-subordinated indebtedness for money borrowed with more than one year stated maturity, including our debt securities, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the previous paragraph does not exceed the amount stated in the previous paragraph. (Section 1008)

There are no other restrictive covenants in the indenture. The indenture does not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the indenture does not contain any provision requiring us to repurchase or redeem any debt securities or debt warrants or modify the terms thereof or afford the holders thereof any other protection in the event of our change of control, any highly leveraged transaction or any other event involving us that may materially adversely affect our creditworthiness or the value of the debt securities or debt warrants.

Defined Terms

We define Subsidiaries as any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries or by us and one or more Subsidiaries. (Section 101)

We define Principal Facility as all real property owned and operated by us or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 0.25% of Consolidated Capitalization. (Section 1007)

We define a Sale and Leaseback Transaction as the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by us or any Subsidiary will be discontinued on or before the expiration of such period. (Section 1008)

We define Consolidated Net Tangible Assets as the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in Subsidiaries. (Section 101)

We define Consolidated Capitalization as the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:

•	current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of our most recent quarterly or annual consolidated balance sheet; and

•	deferred income tax liabilities reflected in such consolidated balance sheet.

(Section 101)

Global Securities

We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement.

We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants.

The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that may hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of securities in definitive form; and

•	will not be considered owners or holders of these securities under the indenture.

Payments of principal of, and any premium and interest on, the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of that global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

We expect that the depositary, after receiving any payment of principal of, and any premium and interest on, a global security, will immediately credit the accounts of the participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if:

•	the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days;

•	we deliver to the trustee for securities of such series in registered form a company order stating that the securities of such series shall be exchangeable; or

•	an Event of Default has occurred and is continuing with respect to securities of such series.

Unless and until a global security is exchanged in whole or in part for debt securities in definitive certificated form, it may not be transferred or exchanged except as a whole by the depositary.

You may transfer or exchange certificated securities at any office that we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that we are required to pay in connection with a transfer or exchange.

(Section 305)

Registration of Transfer

You may effect the transfer of certificated securities and the right to receive the principal of, and any premium and interest on, certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

We are not required to:

•	issue, register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of the securities of the series selected for redemption and ending at the close of business on the day of the transmission;

•	register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part; or

•	exchange any bearer securities selected for redemption except if a bearer security is exchanged for a registered security of the same tenor that is simultaneously surrendered for redemption.

(Section 305)

Exchange

At your option, you may exchange your registered debt securities of any series, except a global security, for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case, we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person’s beneficial interest in the global securities.

Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation.

(Section 305)

Defeasance

Unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay the principal of, and any premium and interest on, the debt securities and certain other obligations, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and any premium and interest on, the debt securities to their maturity; and

•	complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

In addition, unless otherwise specified in the prospectus supplement, we can terminate all of our obligations under the indenture with respect to the debt securities, including the obligation to pay the principal of, and any premium and interest on, the debt securities, at any time by:

•	depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal of, and the interest and any premium on, the debt securities to their maturity; and

•	complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

(Sections 402-404)

Payments of Unclaimed Moneys

Moneys deposited with the trustee or any paying agent for the payment of principal of, or any premium and interest on, any debt securities that remain unclaimed for two years will be repaid to us at our request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (Section 409)

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

•	pledge property to the trustee as security for the debt securities;

•	reflect that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

•	cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect;

•	issue and establish the form and terms of any series of debt securities as provided in the indenture;

•	add to our covenants further covenants for the benefit of the holders of debt securities, and if the covenants are for the benefit of less than all series of debt securities, stating which series are entitled to benefit;

•	add any additional event of default and if the new event of default applies to fewer than all series of debt securities, stating to which series it applies;

•	change the trustee or provide for an additional trustee;

•	provide additional provisions for bearer debt securities so long as the action does not adversely affect the interests of holders of any debt securities in any material respect; or

•	modify the indenture in order to continue its qualification under the Trustee Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

(Section 901)

Supplemental Indentures Requiring Consent of Holders

With the consent of the holders of a majority in principal amount of each series of the debt securities that would be affected by a modification of the indenture, the indenture permits us and the trustee to supplement the indenture or modify in any way the terms of the indenture or the rights of the holders of the debt securities of such series. However, without the consent of each holder of all of the debt securities affected by that modification, we and the trustee may not:

•	modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security or, in the case of OID debt securities, reduce the rate of accretion of the OID;

•	change any of our obligations to pay additional amounts under the indenture;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any debt security by us, or the time when the redemption, repayment or purchase may be made;

•	make the principal or interest on any debt security payable in a currency other than that stated in the debt security or change the place of payment;

•	reduce the amount of principal due on an OID debt security upon acceleration of maturity or provable in bankruptcy or reduce the amount payable under the terms of an indexed debt security upon acceleration of maturity or provable in bankruptcy;

•	impair any right of repayment or purchase at the option of any holder of debt securities;

•	reduce the right of any holder of debt securities to receive or sue for payment of the principal or interest on a debt security that would be due and payable at the maturity thereof or upon redemption; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series required to supplement the indenture or to waive any of its provisions.

(Section 902)

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of debt securities will not affect the rights under the indenture of holders of other series of debt securities.

Redemption

The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

•	the principal amount being redeemed;

•	the redemption date;

•	the redemption price;

•	the place or places of payment;

•	the CUSIP number of the debt securities being redeemed;

•	whether the redemption is pursuant to a sinking fund;

•	that on the redemption date, interest, or, in the case of OID debt securities, original issue discount, will cease to accrue; and

•	if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed.

(Section 1104)

On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (Section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

Concerning the Trustee

JPMorgan Chase Bank is the trustee under the indenture. JPMorgan Chase Bank makes loans to, acts as trustee and performs certain other services for us and certain of our subsidiaries and affiliates, including our parent, Altria Group, in the normal course of its business. Among other services, JPMorgan Chase Bank or its affiliates provide us and our affiliates with investment banking and cash management services, foreign exchange and investment custody account services, and participate in our credit facilities and those of our affiliates.

Governing Law

The laws of the State of New York govern the indenture and will govern the debt securities.

(Section 112)

DESCRIPTION OF DEBT WARRANTS

We may issue debt warrants in registered certificated form for the purchase of debt securities. We may issue debt warrants separately or together with any debt securities offered by any prospectus supplement. If issued together with any debt securities, debt warrants may be attached to or separate from such debt securities. Debt warrants will be issued under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, all as set forth in the prospectus supplement relating to the particular issue of debt warrants. The debt warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The forms of debt warrant agreement and debt warrant certificate are filed as exhibits to the registration statement of which this prospectus forms a part. The following summaries of certain provisions from the forms of debt warrant agreement and debt warrant certificate are qualified in all respects by reference to the applicable forms of debt warrant agreement and debt warrant certificate, and you should read the applicable forms of debt warrant agreement and debt warrant certificate for additional information before you buy any debt warrants.

General

The prospectus supplement will describe the terms of the debt warrants offered thereby, the debt warrant agreements relating to such debt warrants and the debt warrant certificates representing such debt warrants, including the following:

•	the offering price;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each such debt security;

•	if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon such exercise, and any provisions for changes to or adjustments in the exercise price;

•	the date on which the right to exercise the debt warrants will commence and the date on which such right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	United States federal income tax consequences;

•	the identity of the debt warrant agent; and

•	any other terms of the debt warrants.

Debt warrant certificates may be exercised, and those that have been issued separately or, if issued together with debt securities, once detachable, may be exchanged for new debt warrant certificates of different denominations and may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. A debt warrant certificate that is not immediately detachable from a debt security may be exchanged or transferred only with the debt securities to which it was initially attached, and only in connection with the exchange or transfer of such debt securities. (Sections 4.01 and 5.05) Debt warrants for the purchase of debt securities will be in registered form only. (Section 1.02)

Exercise of Debt Warrants

Each debt warrant will entitle its holder to purchase for cash such principal amount of debt securities at such exercise price as will in each case be set forth in, or calculable from, the applicable prospectus supplement relating to the debt warrants. (Section 2.01) Each holder of a debt warrant may exercise it at any time up to 5:00 p.m., New York City time, on the debt warrant expiration date set forth in the prospectus supplement. After such time, or such later date to which such debt warrant expiration date may be extended by us, unexercised debt warrants will be void. (Section 2.02)

A holder of a debt warrant may exercise it by following the general procedures outlined below:

•	delivering to the debt warrant agent the payment required by the applicable prospectus supplement to purchase the underlying debt security;

•	properly completing and signing the reverse side of the debt warrant certificate; and

•	delivering the debt warrant certificate to the debt warrant agent.

If you comply with the procedures described above, your debt warrant will be considered to have been exercised when the debt warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt security that you purchased upon exercise. If you exercise fewer than all of the debt warrants represented by a debt warrant certificate, the debt warrant agent will issue to you a new debt warrant certificate for the unexercised amount of debt warrants. Holders of debt warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the debt warrants. (Section 2.03)

Modifications

We, along with the debt warrant agent, may amend the debt warrant agreement and the terms of the debt warrants, without the consent of the holders, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or in any other manner which we and the debt warrant agent may deem necessary or desirable and which will not adversely affect the interests of the holders. With the consent of holders holding not fewer than a majority in number of the then outstanding unexercised warrants that would be affected by a modification of the debt warrant agreement or debt warrant certificates, we, along with the debt warrant agent, may amend the debt warrant agreement and the terms of the debt warrants in any way, other than to increase the exercise price, shorten the time period during which warrants may be exercised, reduce the percentage of the number of outstanding warrants required to consent to a modification, or materially and adversely affect the exercise rights of the holders. (Section 6.01)

Enforceability of Rights by Holders; Governing Law

The debt warrant agent will act solely as our agent in connection with the debt warrant certificates and will not assume any obligations or relationship of agency or trust for or with any holders of debt warrant certificates. (Section 5.02) Holders may, without the consent of the debt warrant agent or the trustee for the applicable series of debt securities, enforce by appropriate legal action, on their own behalf, their right to exercise their debt warrants in the manner provided in their debt warrant certificates and the debt warrant agreement. (Section 3.03) Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, and any premium or interest on, the debt securities purchasable upon such exercise or to enforce covenants in the indenture. (Section 3.01)

Except as may otherwise be provided in the applicable prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by and construed in accordance with the laws of the State of New York. (Section 3.01)

CERTAIN UNITED STATES FEDERAL INCOME

TAX CONSIDERATIONS

In the opinion of Sutherland Asbill & Brennan LLP, the following summary describes generally the material United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of debt securities if you are a beneficial owner of such debt securities. Unless otherwise indicated, this summary addresses only securities purchased at original issue and held by beneficial owners as capital assets and does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under United States federal income tax laws (for example, if you are an insurance company, tax-exempt organization, financial institution, broker or dealer in securities, person that holds debt securities as part of an integrated investment (including a “straddle”), “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company,” or company that accumulates earnings to avoid United States federal income tax). If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. This summary does not address special tax considerations that may be relevant to you if you are a partner of a partnership holding our debt securities. This summary does not discuss any aspect of state, local or non-United States taxation.

This summary is based on current provisions of the Internal Revenue Code (the “Code”), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (“IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

We will summarize any special United States federal income tax considerations relevant to a particular issue of debt securities in the applicable prospectus supplement. The United States federal income tax considerations relevant to any warrants to purchase debt securities that we issue will be summarized in the applicable prospectus supplement.

We urge prospective holders of debt securities to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of debt securities.

United States Holders

This discussion applies to you if you are a “United States Holder.” For this purpose, a “United States Holder” is a beneficial owner of a debt security that is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

“United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

Payments of Interest

Except as set forth below, payments of stated interest on a debt security generally will be taxable to you as ordinary interest income at the time the interest accrues or is received, in accordance with your method of accounting for tax purposes. Special rules governing the treatment of debt securities issued with original issue discount, or “OID,” are described below.

OID Debt Securities

Special tax accounting rules apply to debt securities issued with OID. A debt security with an “issue price” which is less than its “stated redemption price at maturity” will be issued with OID for United States federal income tax purposes. Generally, however, under the “de minimis exception,” if the difference between a debt security’s stated redemption price at maturity and its issue price is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity, the debt security will not be considered to have OID.

“Issue price” is the first price at which a substantial amount of the particular issue of debt securities is sold to the public. “Stated redemption price at maturity” is the sum of all payments on the debt security other than payments of “qualified stated interest.” “Qualified stated interest” generally includes interest that is unconditionally payable at least annually over the entire term of the debt security:

•	at a fixed rate; or

•	unless the applicable prospectus supplement states otherwise, at a variable rate.

If a series of debt securities will be issued with interest that is not qualified stated interest, we will so state in the applicable prospectus supplement and we will address any relevant United States federal income tax considerations not addressed in this summary.

If you own a debt security with OID, you generally will be required to include OID in gross income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, in advance of your receipt of the cash payments attributable to such income. However, you will not be required to include such cash payments separately in income when received, even if denominated as interest, to the extent they do not constitute qualified stated interest. If you are on the cash method of accounting for tax purposes, this will result in the acceleration of your recognition of ordinary income in respect of the debt securities. Under the constant yield method, increasing amounts of OID are included in income in successive periods.

If you purchase a debt security with OID for an amount that is greater than the debt security’s “adjusted issue price” (defined as the issue price of the debt security increased by the aggregate amount of OID includible, if any, in the gross income of all previous owners of the debt security and decreased by the aggregate amount of payments made on the debt security, if any, other than payments of qualified stated interest) but equal to or less than the sum of all amounts payable on the debt security after the purchase date (other than payments of qualified stated interest), you will be considered to have purchased such debt security at an “acquisition premium.” The portion of acquisition premium with respect to a debt security that is properly allocable to any taxable year will reduce the amount of OID you must include in your gross income with respect to such debt security for the taxable year.

If you own a debt security that qualifies for the de minimis exception described above, you will be required to include the de minimis OID in income at the time payments, other than payments of qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you include in income will be treated as capital gain.

You may elect to accrue all “interest” on a debt security as OID (i.e., using the constant yield method). If you elect this method, the debt security’s issue price will be deemed to be your tax basis in the debt security at the time you acquire it, and all payments on the debt security will be included in its stated redemption price at maturity. This election is available whether or not the debt security has OID, and it applies to any stated interest, OID (including discount that is de minimis) and market discount (as discussed below) on a debt security. You may make this election on an obligation-by-obligation basis but, if you make it on an obligation you purchased at a premium (defined below), it will require you to amortize premium with respect to all of your debt instruments with premium. You must make the election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the IRS.

Market Discount

If you purchase a debt security other than an OID debt security (including a purchase in connection with its original issuance) for an amount that is less than its stated redemption price at maturity, or, in the case of an OID debt security, its “revised issue price” (defined as the sum of the issue price of the debt security and the aggregate amount, if any, of the OID included, without regard to the rules for acquisition premium discussed below, in the gross income of all previous owners of the debt security), the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment other than qualified stated interest on, or any gain from the sale, exchange, retirement or other disposition of, your debt security as ordinary income to the extent of the market discount which you have not previously included in income and are treated as having accrued on your debt security at the time of such payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense on indebtedness incurred or continued to purchase or carry such debt security.

Market discount will be considered to accrue ratably during the period from the date you acquire the debt security to the maturity date of the debt security, unless you elect to accrue on a constant yield method. If you elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, will apply to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS.

Premium

If you acquire a debt security for an amount that is greater than the sum of all amounts payable on the debt security after the date of your acquisition (other than payments of qualified stated interest), you will be considered to have purchased such debt security at a premium. You may elect to amortize this premium using a constant yield method, generally over the remaining term of the debt security if the debt security is not subject to optional redemption prior to maturity. Such premium shall be deemed to be an offset to interest otherwise includible in income in respect of such debt security for each accrual period. If the premium allocable to an accrual period exceeds the qualified stated interest allocable to the accrual period, you must treat the excess as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction for an accrual period is limited to the amount by which your total interest income on the debt security in prior accrual periods exceeds the total amount you treated as a bond premium deduction on the debt security in prior accrual periods. If the premium allocable to an accrual period exceeds the sum of:

•	such amount treated as a bond premium deduction for the accrual period, and

•	the qualified stated interest allocable to the accrual period,

the excess is carried forward to the next accrual period and is treated as a bond premium deduction allocable to that period. In the case of instruments that do provide for optional redemption prior to maturity, premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). You will be required to amortize such premium to the assumed exercise date or the maturity date of the debt security, as the case may be. If a debt security is in fact redeemed prior to maturity, any unamortized premium may be deducted in the year of redemption. If a debt security is not redeemed on the assumed exercise date, it generally is deemed to be retired and reissued on that date, requiring recomputation of the yield and amortization of any premium over the remaining life of the debt security.

The election to amortize premium using a constant yield method, once made, will apply to certain other debt instruments that you previously acquired at a premium or that you acquire at a premium on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS. If you do not make such an election, bond premium will be taken into account in computing the gain or the loss recognized on your disposition of a debt security because it is part of your tax basis for such debt security.

Sale, Exchange or Retirement of Debt Securities

Upon the sale, exchange or retirement of a debt security, you will recognize taxable gain or loss equal to the difference between the amount you realize on the sale, exchange or retirement of the debt security (other than amounts, if any, attributable to accrued but unpaid qualified stated interest not previously included in your income, which will be taxable as interest income) and your adjusted tax basis in the debt security. Your adjusted tax basis in a debt security will equal the cost of the debt security to you, increased by the amounts of any OID and market discount included in your taxable income with respect to such debt security and reduced by any amortized bond premium and amounts of other payments that do not constitute qualified stated interest.

Gain or loss realized upon the sale or exchange of a debt security generally will be capital gain or loss (except to the extent the gain represents market discount or, as described below, with respect to foreign currency debt securities) and will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, you have held the debt security for more than one year. The maximum tax rate on ordinary income for taxpayers that are individuals, estates or trusts currently is higher than the maximum tax rate on long-term capital gains of such persons. The distinction between capital gain or loss and ordinary income or loss also is relevant for purposes of the limitation on the deductibility of capital losses.

Foreign Currency Debt Securities

We may issue debt securities that are denominated in a currency or currency unit other than the U.S. dollar (a “foreign currency debt security”). A United States Holder of a foreign currency debt security is subject to special United States federal income tax rules discussed generally below.

Interest and OID

If you use the cash method of accounting for United States federal income tax purposes, the amount of income you recognize will be the U.S. dollar value of the interest payment we make to you based on the spot rate for that foreign currency at the time you receive the payment. With respect to accruals of OID, a cash method taxpayer translates OID into U.S. dollars under the rules for accrual holders described below.

If you use the accrual method of accounting for United States federal income tax purposes, the amount of income you recognize will be determined using the average exchange rate during the relevant accrual period. When an accrual period includes but does not end on the last day of your taxable year, the relevant exchange rate with respect to each partial accrual period will be the average exchange rate for such partial accrual period. Alternatively, you may elect to use the spot rate on the last day of the relevant accrual period, or the payment date, if such date is within five business days of the last day of the accrual period, instead of the average exchange rate during the accrual period. If you make this election, it will apply to all debt instruments you hold on or after the beginning of the year in which the election is made and it cannot be revoked without the consent of the IRS.

An accrual method holder of a debt security will recognize exchange gain or loss with respect to any differences in the exchange rate between the rate at which interest on a debt security is included in income and the spot rate on the payment date for interest or OID (or the disposition date in the case of amounts attributable to accrued but unpaid interest or OID). Any exchange gain or loss recognized will be ordinary income or loss.

Market Discount and Premium

The amount of market discount on a foreign currency debt security that you will be required to include in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt security is retired or otherwise disposed of. If you elect to accrue market discount currently, then the amount accrued will be determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. You will be required to recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as discussed above.

Bond premium on a foreign currency debt security will be computed in the applicable foreign currency. You may elect to apply amortizable premium on a foreign currency debt security to reduce the amount of foreign currency interest income on such foreign currency debt security. If you make such an election, you will be required to recognize exchange gain or loss attributable to movements in exchange rates between the time the premium is paid to acquire the foreign currency debt security and the time it is amortized. If you do not make such an election, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Sale, Exchange or Retirement of Foreign Currency Debt Securities

When you sell, exchange or otherwise dispose of a foreign currency debt security, or we retire a foreign currency debt security, you will recognize gain or loss attributable to the difference between the amount you realize on such disposition or retirement and your tax basis in the debt security. In addition, you will recognize foreign currency gain or loss attributable to the movement in exchange rates between the time you purchased such debt security and the time of its disposition. Such foreign currency gain or loss will be treated as ordinary income or loss and is limited to the amount of overall gain or loss realized on the disposition of your foreign currency debt security.

The amount realized by you upon the sale, exchange or retirement of a foreign currency debt security will be the U.S. dollar value of the foreign currency received (with the exception of amounts attributable to accrued but unpaid qualified stated interest not previously included in your income, which will be taxable as interest income), determined on the date of the sale, exchange or retirement, or on the settlement date in the case of a foreign currency debt security that is traded on an established securities market and sold by a cash method taxpayer or an electing accrual method taxpayer. Your tax basis in a foreign currency debt security generally will be:

•	the U.S. dollar value of the foreign currency amount you paid to acquire such foreign currency debt security determined on the date of acquisition (or on the settlement date in the case of debt securities traded on an established securities market if you are on the cash method of accounting for United States federal income tax purposes or you are an electing accrual method taxpayer), plus

•	the amount of any OID and market discount includible in your gross income with respect to the debt security, minus

•	the amount of any payments you received that are not qualified stated interest and any premium previously taken into account.

Gain or loss realized on the disposition of a foreign currency debt security will be capital gain or loss except to the extent the gain represents market discount not previously included in your gross income, or to the extent gain or loss is attributable to movements in exchange rates. In both cases, such portion of the gain or loss will be ordinary income or loss.

Foreign Currency Transactions

If you purchase a debt security with foreign currency, you will recognize gain or loss attributable to the difference, if any, between the fair market value of the debt security in U.S. dollars on the date of purchase and your tax basis in the foreign currency. The U.S. dollar value, adjusted for any exchange gain or loss with respect to the income accrued, generally will be your tax basis in the foreign currency you receive as interest on (or OID with respect to) a foreign currency debt security. In addition, you will have a tax basis in any foreign currency you receive on the sale, exchange or retirement of a debt security that is equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement.

Any gain or loss you realize on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase a foreign currency debt security) will be ordinary income or loss.

Backup Withholding and Information Reporting

Unless you are an exempt recipient such as a corporation or financial institution, a backup withholding tax and certain information reporting requirements may apply to payments we make to you of principal of and interest (including OID, if any) or premium (if any) on, and proceeds of the sale or exchange before maturity of, a debt security. Backup withholding and information reporting will not apply to payments that we make on the debt securities to exempt recipients, such as corporations or financial institutions, that establish their status as such, regardless of whether such entities are the beneficial owners of such debt securities or hold such debt securities as a custodian, nominee or agent of the beneficial owner. However, with respect to payments made to a custodian, nominee or agent of the beneficial owner, backup withholding and information reporting may apply to payments made by such custodian, nominee or other agent to you unless you are an exempt recipient and establish your status as such.

If you are not an exempt recipient (for example, if you are an individual), backup withholding will not be applicable to payments made to you if you (i) have supplied an accurate Taxpayer Identification Number (usually on an IRS Form W-9), (ii) have not been notified by the IRS that you have failed to properly report payments of interest and dividends and (iii) in certain circumstances, have certified under penalties of perjury that you have received no such notification and have supplied an accurate Taxpayer Identification Number. However, information reporting will be required in such a case.

Any amounts withheld from a payment to you by operation of the backup withholding rules will be refunded or allowed as a credit against your United States federal income tax liability, provided that any required information is furnished to the IRS in a timely manner.

Non-United States Holders

This discussion applies to you if you are a “non-United States Holder.” A “non-United States Holder” is a beneficial owner of a debt security that is not a United States Holder.

Interest and OID

If you are a non-United States Holder of debt securities, payments of interest (including OID, if any) that we make to you will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for one of the exceptions described below.

Subject to the discussion of backup withholding below, no withholding of United States federal income tax will be required with respect to payments we make to you of interest (including OID, if any) provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business or a controlled foreign corporation that is related to us through stock ownership;

•	such interest is not contingent on our profits, revenues, dividends or changes in the value of our property nor is it otherwise described in Section 871(h)(4) of the Code; and

•	you have provided the required certifications as set forth in Section 871(h) and Section 881(c) of the Code.

To qualify for the exemption from withholding tax with respect to registered debt securities, the last United States person in the chain of payment prior to a payment to a non-United States Holder (the “Withholding Agent”) must have received in the year in which a payment of principal or interest occurs, or in one of the three preceding years, a statement that:

•	is signed by you under penalties of perjury;

•	certifies that you are the beneficial owner and are not a United States Holder; and

•	provides your name and address.

This statement may be made on a Form W-8BEN or a substantially similar substitute form and you must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. Under certain circumstances, a Withholding Agent is allowed to rely on a Form W-8IMY or other similar document furnished by a financial institution or other intermediary on your behalf without having to obtain a Form W-8BEN from you. Subject to certain exceptions, a payment to a foreign partnership or to certain foreign trusts is treated as a payment directly to the foreign partners or the trust beneficiaries, as the case may be.

If you are engaged in a United States trade or business and interest received by you on a debt security is effectively connected with your conduct of such trade or business, you will be exempt from the withholding of United States federal income tax described above, provided you have furnished the Withholding Agent with a Form W-8ECI or substantially similar substitute form stating that interest on the debt security is effectively connected with your conduct of a trade or business in the United States. In such a case, you will be subject to tax on interest you receive on a net income basis in the same manner as if you were a United States Holder. If you are a corporation, effectively connected income may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are not eligible for relief under one of the exceptions described above, you may nonetheless qualify for an exemption from, or a reduced rate of, United States federal income and withholding tax under a United States income tax treaty. In general, this exemption or reduced rate of tax applies only if you provide a properly completed Form W-8BEN or substantially similar form to the Withholding Agent claiming benefits under an applicable income tax treaty.

Sale, Exchange or Retirement of Debt Securities

You generally will not be subject to United States federal income tax on any gain realized upon your sale or other disposition of debt securities unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain); or

•	you are an individual, you hold your debt securities as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Backup Withholding and Information Reporting

Backup withholding tax and certain information reporting requirements may apply to certain payments we make to you of principal of and interest (including OID, if any) or premium (if any) on, and proceeds of your sale or exchange before maturity of, a debt security. Backup withholding will apply to payments of interest we make to you unless you have provided under penalties of perjury the required certification of your non-United States person status discussed above (and we do not have actual knowledge or reason to know that you are a United States Holder) or you are an exempt recipient, such as a corporation or a financial institution. The amount of interest we pay to you on debt securities will be reported to you and to the IRS annually on IRS Form 1042-S even if you are exempt from backup withholding and the 30% withholding tax described above.

If you sell or redeem a debt security through a United States broker or the United States office of a foreign broker, the proceeds from such sale or redemption will be subject to information reporting, and backup withholding will be required unless you provide a withholding certificate or other appropriate documentary evidence to the broker and such broker does not have actual knowledge or reason to know that you are a United States Holder, or you are an exempt recipient eligible for an exemption from information reporting. If you sell or redeem a debt security through the foreign office of a broker who is a United States person or a “U.S. controlled person,” the proceeds from such sale or redemption will be subject to information reporting unless you provide to such broker a withholding certificate or other documentary evidence establishing that you are not a United States Holder and such broker does not have actual knowledge or reason to know that such evidence is false, or you are an exempt recipient eligible for an exemption from information reporting.

For this purpose, a “U.S. controlled person” is:

•	a foreign person 50% or more of whose gross income for certain specified periods is effectively connected with the conduct of a trade or business in the United States;

•	a foreign partnership that at any time during its taxable year is more than 50% owned (by income or capital interest) by United States persons or engaged in the conduct of a United States trade or business; or

•	a controlled foreign corporation for United States federal income tax purposes.

In circumstances where information reporting by the foreign office of such a broker is required, backup withholding will be required only if the broker has actual knowledge that you are a United States Holder.

Estate Tax

A debt security held by an individual who at the time of death is a non-United States Holder will not be subject to United States federal estate tax as a result of such individual’s death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such debt security are not effectively connected with such individual’s conduct of a United States trade or business. The maximum federal estate tax rate is being reduced over an 8-year period that began in 2002. The tax will be eliminated for estates of decedents dying after December 31, 2009, but, in the absence of legislation, the federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

PLAN OF DISTRIBUTION

We may sell debt securities and debt warrants from time to time:

•	directly to purchasers;

•	through agents;

•	through underwriters or dealers; or

•	through a combination of these methods.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered debt securities and debt warrants may be “underwriters” as defined in the Securities Act of 1933, as amended. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered debt securities and debt warrants may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement. Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with this offering.

Direct Sales

We may choose to sell the offered debt securities and debt warrants directly. In this case, no agents or underwriters would be involved.

Agents

We may designate agents to sell the debt securities and debt warrants. The agents will agree to use their best efforts to solicit purchasers for the period of their appointment.

Underwriters

If underwriters are used in a sale, they will acquire the offered debt securities and debt warrants for their own account. The underwriters may resell the debt securities and debt warrants in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the debt securities and debt warrants to the public through an underwriting syndicate or through a single underwriter.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered debt securities and debt warrants will be subject to certain conditions contained in an underwriting agreement that we and the underwriters will enter into. The underwriters will be obligated to purchase all other debt securities and debt warrants of the series offered if any of the debt securities and debt warrants are purchased, unless the applicable prospectus supplement says otherwise. Any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

Dealers

We may sell the offered debt securities and debt warrants to dealers as principals, who may then resell such debt securities and debt warrants to the public either at varying prices determined by such dealers or at a fixed offering price agreed to with us.

Institutional Purchases

We may authorize agents, underwriters or dealers to solicit certain institutional investors to purchase offered debt securities and debt warrants on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate amount of the particular debt securities or debt warrants that may be sold pursuant to such arrangements. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitation.

We will enter into such delayed delivery contracts only with institutional purchasers that we approve. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, as well as other institutions that we may approve.

The obligations of any purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions except that:

•	such purchase shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the particular debt securities are being sold to underwriters, we will have sold to such underwriters the total amount of such debt securities and debt warrants less the amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of delayed delivery and payment arrangements, our performance or performance of institutional investors under these arrangements.

Remarketing Transactions

We may also sell offered debt securities and debt warrants purchased, redeemed or repaid through one or more remarketing firms acting as principals for their own accounts or as our agents. The applicable prospectus supplement will identify any remarketing firms and describe the terms of our agreement with them and their compensation. Remarketing firms may be deemed to be underwriters of the offered securities under the Securities Act.

Indemnification

We may have indemnification or contribution agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Bearer Securities

Each agent, underwriter, and dealer participating in the distribution of any debt securities that are issuable as bearer securities will agree that it will not offer, sell or deliver, directly or indirectly, bearer securities in the United States or to United States persons, other than qualifying financial institutions, in connection with the original issuance of such debt securities.

Market Making, Stabilization and Other Transactions

Each series of offered debt securities and debt warrants will be a new issue and will have no established trading market. We may elect to list any series of offered debt securities on an exchange. Any underwriters that we use in the sale of offered debt securities and debt warrants may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure that the debt securities and debt warrants will have a liquid trading market.

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

EXPERTS

The consolidated financial statements and the related financial statement schedule have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

The validity of the debt securities and debt warrants will be passed upon for us by Hunton & Williams LLP, New York, New York, and for any underwriters, agents or dealers by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely upon Hunton & Williams LLP as to matters of Virginia law. Sutherland Asbill & Brennan LLP, Washington, D.C., is also representing us with respect to United States federal income tax laws. Simpson Thacher & Bartlett LLP has in the past and may in the future represent our affiliates in connection with other matters from time to time.

Kraft Foods Inc.

$700,000,000

4% Notes due 2008

$800,000,000

5 1/4% Notes due 2013

Credit Suisse First Boston     Deutsche Bank Securities

SG Cowen

ABN AMRO INCORPORATED

BNP PARIBAS

Dresdner Kleinwort Wasserstein

HSBC

UBS Investment Bank

Blaylock & Partners, L.P.

Doley Securities, Inc.

The Williams Capital Group, L.P.